Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement, dated as of March 12, 2014, is by and among Comverse, Inc., a Delaware corporation (the “Company”), Steven R. Becker, an individual resident of Texas, Matthew A. Drapkin, an individual resident of New York (“Drapkin”), Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, Becker Drapkin Partners, L.P., a Texas limited partnership, BD Partners VII, L.P., a Texas limited partnership, BD Partners VII SPV, L.P., a Delaware limited partnership, and BC Advisors, LLC, a Texas limited liability company (the foregoing (other than the Company) collectively with any Affiliate or Associate thereof, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have determined that the interests of the Company and its shareholders would be best served by adding Drapkin to the Board (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and otherwise would be an Affiliate or Associate solely by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, (ii) such principal solely in his or her capacity as a member of the board of directors or other similar governing body of such concern, or (iii) any entity which is an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2 (provided, however, that nothing in this clause (iii) shall affect whether such entity is an Affiliate or an Associate under any other provision thereof).

(b) “Annual Meeting” means any annual meeting of shareholders of the Company.

(c) The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which are referenced in any Derivative Instrument.

(d) “Board” means the board of directors of the Company.

(e) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(f) “Competitor” means all or any of the companies listed on the competitor list maintained by the Company and made available to the Board, as may be revised and updated from time to time.

(g) “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege for or into any class or series of shares of the Company or with a value all or substantially all of which is derived from the value of any class or series of shares of the Company, whether capable of being settled in stock or cash or both.

(h) The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(i) “Shareholder Group Event” means the earlier to occur of:

(i) the first date on which the Shareholder Group does not have beneficial ownership of (a) 5% or more of the outstanding Common Stock; provided that issuances of Common Stock or Derivative Instruments by the Company primarily for cash consideration, and/or issuances for the purpose of providing compensation to the Company’s executive officers, directors, employees or consultants shall be disregarded in determining the denominator for such calculation except for Common Stock or Derivative Instruments issued to or subsequently transferred to the Shareholder Group, or (b) after including such issuances, 3% or more of the outstanding Common Stock, in each case after the date hereof. Subject to the foregoing, the number of outstanding shares of Common Stock shall be based on the latest annual, quarterly or other report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

(ii) the date on which any member of the Shareholder Group breaches in any material respect any of his, her or its representations, warranties, commitments or obligations set forth in Sections 3, 6, 7, 8, 9, 10, 14, or 15 (which, for the avoidance of doubt, shall include the failure of any member of the Shareholder Group to cause its respective Affiliates and Associates to comply with and perform such representations, warranties, commitments or obligations as if they were a party hereto and bound thereby), and such breach has not been cured within ten (10) business days following written notice of such breach so long as such breach is curable.

(j) “Standstill Period” means the period from the date hereof until the later of:

(i) immediately following the Annual Meeting to be held in 2016 (the “2016 Annual Meeting”), and

(ii) thirty (30) days following the date on which Drapkin (or, as applicable, any replacement director(s) appointed pursuant to Section 5 hereof) ceases to be a member of the Board;

provided that the Standstill Period shall end on such date, if any, on which the Company breaches in any material respect any of its representations, warranties, commitments or obligations set forth in Sections 2, 4, 5, 11, 12, 13 or 15 and such breach has not been cured within ten (10) business days following written notice of such breach, so long as such breach is curable.

(k) “Timely Deadline” means, with respect to any Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at such Annual Meeting or the proposal of business at such Annual Meeting would be considered “timely” under the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

2. Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

3. Representations and Warranties of the Shareholder Group. Each member of the Shareholder Group jointly and severally represents and warrants with respect to himself or itself and each other member of the Shareholder Group as follows as of the date hereof:

(a) Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which he or it is a party or by which he or it is bound and which is material to the Shareholder Group’s business or operations.

(d) As of the date hereof, such party is the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such party in the most recent report of beneficial ownership of Common Stock on Schedule 13D filed by members of the Shareholder Group with the SEC on December 2, 2013 (“Schedule 13D”). Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock. As of the date hereof, the members of the Shareholder Group, including their Affiliates and Associates, do not beneficially own any Derivative Instruments.

(e) Drapkin consents and agrees to serve as a director of the Company as of the date hereof in accordance with the terms of this Agreement.

4. Appointment of Directors; Related Matters.

(a) Provided that a Shareholder Group Event has not occurred, the Board shall, on the date hereof:

(i) increase the size of the Board to eight (8) directors;

(ii) appoint Drapkin to the Board; and

(iii) appoint Drapkin to the Compensation and Leadership Committee.

(b) Provided that (i) a Shareholder Group Event has not occurred; (ii) Drapkin consents to serve; (iii) Drapkin has not, in any material respect, violated any of the Company’s policies, procedures, and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Conduct (I ACT @ Comverse), Corporate Governance Guidelines and Principles, Insider Trading Policy, Disclosure Policy and Equity Awards Policy, and the charter of the Compensation and Leadership Committee (the “Company Policies”); (iv) none of the disqualifying events specified in Rule 506(d) of the Securities Act of 1933, as amended, have occurred with respect to Drapkin; and (v) no event has occurred with respect to Drapkin that would require disclosure under Item 401(f) of Regulation S-K other than events that would require disclosure under Item 401(f)(1) of Regulation S-K with respect to any partnership, corporation or business association of which Drapkin is or was a partner or an executive officer (other than entities comprising the Shareholder Group), the Board and the Corporate Governance and Nominating Committee shall nominate Drapkin for election or re-election as a director at the Annual Meeting to be held in 2014 (the “2014 Annual Meeting”) and the Annual Meeting to be held in 2015 (the “2015 Annual Meeting”). If nominated, the Company shall recommend that the Company’s shareholders vote, and shall solicit proxies, in favor of the election of Drapkin at each such Annual Meeting and otherwise support Drapkin for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(c) Provided that a Shareholder Group Event has not occurred and Drapkin is not otherwise disqualified from being nominated pursuant to Section 4(b), at least thirty (30) days prior to the Timely Deadline for the 2014 Annual Meeting and for the 2015 Annual Meeting, the Company will notify the Shareholder Group that the Corporate Governance and Nominating Committee or the Board, as applicable, has resolved to recommend Drapkin for election to the Board at the 2014 Annual Meeting or 2015 Annual Meeting, respectively.

(d) Provided that a Shareholder Group Event has not occurred, the Company agrees, until the conclusion of the Standstill Period, not to increase the size of the Board to more than nine (9) directors.

(e) The Company agrees that, so long as Drapkin is a member of the Board, (i) Drapkin shall be a member of the Compensation and Leadership Committee, unless Drapkin’s membership thereon shall cause the composition of the Compensation and Leadership Committee not to comply with applicable law, securities exchange rules or ISS guidelines (other than as a direct result of actions or omissions by the Company), and (ii) the Company will consider Drapkin, in good faith and based on his relevant experience serving on other similar committees, for membership on any committee of the Board constituted to evaluate strategic opportunities or transactions for the Company.

5. Replacement Directors. Provided that a Shareholder Group Event has not occurred, if, at any time during the Standstill Period, Drapkin is unable or unwilling to serve as a director of the Company, then the Board (excluding Drapkin) shall appoint a replacement for Drapkin mutually agreeable to the Shareholder Group and the Board (excluding Drapkin) within ninety (90) days of Drapkin validly tendering his resignation from the Board (in which case all references in this Agreement to “Drapkin” with respect to Drapkin’s rights and obligations as a director shall refer to such replacement, as applicable).

6. Voting. At all shareholder meetings during the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election and against the removal of any directors whose removal is not recommended by the Board; provided that, notwithstanding the foregoing, it is understood and agreed that this Section 6 shall be of no further force or effect in the event that the Company has not notified the Shareholder Group that the Corporate Governance and Nominating Committee or the Board, as applicable, has resolved to recommend Drapkin for re-election to the Board at the 2016 Annual Meeting by the date which is thirty (30) days prior to the Timely Deadline for the 2016 Annual Meeting.

7. Standstill. Each member of the Shareholder Group agrees that during the Standstill Period he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to:

(a) acquire, offer to acquire or agree to acquire by purchase, tender offer, exchange offer, agreement or business combination or any other manner beneficial ownership of any securities of the Company, if after completion of such acquisition or proposed acquisition, such party would beneficially own more than 14.9% of the outstanding shares of Common Stock (based on the latest annual, quarterly or other report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act);

(b) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than (i) with other members of the Shareholder Group or one or more of their Affiliates (provided that any such Affiliate signs a joinder to this Agreement), (ii) to the extent such a group may be deemed to result with the Company any of its Affiliates as a result of this Agreement or (iii) a voting agreement required to be entered into pursuant to a Sale Transaction which has been approved by a majority of the Board (as defined below);

(d) engage in discussions with other shareholders of the Company, solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including without limitation, any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting;

(e) call, seek to call, or to request the calling of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company, except in Drapkin’s capacity as a member of the Board;

(f) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group (other than the Shareholder Group and their Affiliates) would beneficially own, or have the right to acquire beneficial ownership of, more than

5% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Shareholder Group which are not actually known by the Shareholder Group, to result in any transferee acquiring beneficial ownership of more than 5% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 7, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction has been approved by a majority of the Board and has been announced by the Company;

(g) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 6 hereof or this Section 7, or otherwise seek (in any manner that would require public disclosure by any of the Company, or members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or amendment of, any provision of this Agreement;

(h) disparage the Company or any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;

(i) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(j) initiate, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement, provided that the foregoing shall not prevent the Shareholder Group from responding to a validly issued legal process; provided, further, that this Section 7(j) shall be of no force or effect after the time that Drapkin has resigned from the Board; and provided, further, that nothing herein shall affect Drapkin’s rights in his capacity as a director of the Company;

(k) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(l) take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit the Shareholder Group from (i) making public statements, engaging in discussions with other shareholders, soliciting proxies in support of a Sale Transaction, or any proposals recommended by the Board, that have been approved by a majority of the Board and publicly announced by the Company, (ii) voting shares of Common Stock beneficially owned by the Shareholder Group in compliance with Section 6 or (iii) in the event that the Company has not notified the Shareholder Group that the Corporate Governance and Nominating Committee or the Board, as applicable, has resolved to recommend Drapkin for re-election to the Board at the 2016 Annual Meeting by the date which is thirty (30) days prior to the Timely Deadline for the 2016 Annual Meeting, from nominating Drapkin and other candidates for election to the Board at the 2016 Annual Meeting or making public statements, engaging in discussions with other shareholders or soliciting proxies in connection therewith or voting any shares or proxies in support of such candidates’ nomination for election at the 2016 Annual Meeting; and provided, further, that any of the foregoing actions taken by the Company, the Board or any committee thereof, including while Drapkin is a member of the Board, shall not constitute a violation of Section 7 by the Shareholder Group.

8. Company Policies. By the date hereof, Drapkin will have reviewed the Company Policies, and agrees to abide by the provisions thereof, as they may be amended from time to time, during his service as a director of the Company and for such period of time thereafter as may be set forth in the Company Policies, including, without limitation, the limits on other directorships as set forth in the Corporate Governance Guidelines and Principles. The Company acknowledges that in accordance with the Corporate Governance Guidelines and Principles, Drapkin may serve on four public company boards. The Shareholder Group will and will cause its Affiliates and Associates and all related persons to abide by all Company Policies concerning (i) insider trading, window periods, and material non-public information and (ii) confidentiality until the later of (a) ten (10) years after the date on which no member of the Shareholder Group (nor any replacement director(s) appointed pursuant to Section 5 hereof who is an Affiliate, Associate or employee of any member of the Shareholder Group) continues to serve as a member of the Board and (b) as specified in the applicable Company Policy.

9. Resignation; Disclosure of Ownership.

(a) Drapkin hereby irrevocably tenders his resignation as director of the Company effective as of the date, if any, that a Shareholder Group Event has occurred. The Board may accept such resignation, in its sole discretion, by a majority vote (excluding Drapkin), provided that, for the avoidance of doubt, in the event a replacement director(s) is appointed pursuant to Section 5 hereof, this Section 9(a) shall apply to such replacement director(s), and the Shareholder Group and its Affiliates and Associates shall cause such replacement director(s) to fulfill such obligation.

(b) If at any time during the Standstill Period the Shareholder Group is no longer required to publicly disclose its beneficial ownership of Common Stock through Schedule 13D filings made with the SEC, the Shareholder Group shall (i) promptly (and in any event within five (5) business days) inform the Company that the Shareholder Group is no longer required to disclose its beneficial ownership of Common Stock through such filings, (ii) disclose its beneficial ownership of Common Stock to the Company on a quarterly basis thereafter, and (iii) at the Company’s request, produce documentary evidence reasonably necessary to verify that the beneficial ownership of Common Stock reported to the Company is accurate.

10. Questionnaires. By the date hereof, Drapkin will have accurately completed the forms of questionnaires provided by the Company for its use in connection with his appointment to the Board and preparation of the Company’s proxy statement and other reports filed with the SEC.

11. Compensation. Drapkin shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

12. Indemnification and Insurance. Drapkin shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

13. Non-Disparagement. Provided that a Shareholder Group Event has not occurred, the Company agrees during the Standstill Period that it shall not disparage the Shareholder Group, any member of the Shareholder Group, or any member of the management of the Shareholder Group, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure.

14. Competitors. Drapkin will not serve on the board of directors or similar governing body of a Competitor of the Company while serving as a director of the Company. The Shareholder Group will implement and maintain policies and procedures necessary to ensure that (i) Shareholder Group personnel who are involved with matters related to the Company will not discuss or share confidential information involving the Company with other Shareholder Group personnel who are involved with matters related to any Competitor of the Company and (ii) Shareholder Group personnel involved with matters related to any Competitor of the Company will not have access to any internal files or confidential information concerning the Company.

15. Press Release; Disclosure. The Company and Drapkin shall mutually agree on a joint press release with respect to the execution and delivery of this Agreement by the parties thereto and the material provisions hereof. Neither the Company nor any member of the Shareholder Group shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the press release. The parties acknowledge that this Agreement is required to be filed with the SEC and each party hereto agrees to the filing of this Agreement by the other party hereto as may be required for such other party to comply with applicable securities laws.

16. Expenses. All costs or expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

17. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

18. Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court located in the State of Delaware (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 23 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

19. Waiver of July Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS MADE IN THIS SECTION 19.

20. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

21. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

22. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

23. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 23, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 23, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 23:

if to the Company:

Comverse, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Facsimile: (781) 224-8144

Attention: Corporate Secretary

with a copy to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, AZ 85016

Facsimile: (480) 606-5524

Attention: Steve D. Pidgeon, Esq.

if to the Shareholder Group or any member thereof:

Becker Drapkin Management, L.P.

500 Crescent Court

Suite 230

Dallas, Texas 75201

Facsimile: (214) 756-6019

Attention: Steven R. Becker

Attention: Matthew A. Drapkin

with a copy to:

Boies, Schiller & Flexner LLP

575 Lexington Avenue, 7th Floor

New York, New York 10022

Facsimile: (212) 446-2350

Attention: Richard J. Birns, Esq.

24. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

COMVERSE, INC.

By:	/s/ Philippe Tartavull
Name:	Philippe Tartavull
Title:	President and Chief Executive Officer

SHAREHOLDER GROUP:

STEVEN R. BECKER		MATTHEW A. DRAPKIN

By:	/s/ Steven R. Becker	By:	/s/ Matthew A. Drapkin

BECKER DRAPKIN MANAGEMENT, L.P.		BECKER DRAPKIN PARTNERS (QP), L.P.

By:	BC Advisors, LLC, its general partner	By:	Becker Drapkin Management, L.P., its general partner

		By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker	By:	/s/ Steven R. Becker
Name:	Steven R. Becker	Name:	Steven R. Becker
Title:	Co-managing Member	Title:	Co-managing Member

BECKER DRAPKIN PARTNERS, L.P.		BD PARTNERS VII, L.P.

By:	Becker Drapkin Management, L.P., its general partner	By:	Becker Drapkin Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner	By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker	By:	/s/ Steven R. Becker
Name:	Steven R. Becker	Name:	Steven R. Becker
Title:	Co-managing Member	Title:	Co-managing Member

BD PARTNERS VII SPV, L.P.		BC ADVISORS, LLC

By:	Becker Drapkin Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker	By:	/s/ Steven R. Becker
Name:	Steven R. Becker	Name:	Steven R. Becker
Title:	Co-managing Member	Title:	Co-managing Member